Exhibit 99.1

Contacts:

Layne Christensen Company	The Equity Group Inc.
Michael J. Caliel	Devin Sullivan
President & CEO	Senior Vice President
281-475-2690	212-836-9608
michael.caliel@layne.com	dsullivan@equityny.com

Andy Atchison	Kalle Ahl
Chief Financial Officer	Senior Associate
281-475-2670	212-836-9614
andy.atchison@layne.com	kahl@equityny.com

FOR IMMEDIATE RELEASE

LAYNE CHRISTENSEN APPOINTS J. MICHAEL ANDERSON AS CHIEF FINANCIAL OFFICER

THE WOODLANDS, TX – July 7, 2015 – Layne Christensen Company (Nasdaq: LAYN) (“Layne” or the “Company”) today announced the appointment of J. Michael Anderson as Chief Financial Officer, effective July 20, 2015. Mr. Anderson will succeed Andrew Atchison, who has served as Layne’s Chief Financial Officer, on an interim basis, since August 1, 2014. Mr. Atchison will continue to support Layne through the leadership transition and has agreed to serve as a consultant to support corporate initiatives.

Mr. Anderson brings more than 25 years of experience in senior management roles at publicly-traded companies in the water and energy industries, and in commercial and investment banking.

Mr. Anderson joins Layne from Southcross Energy Partners, L.P., a Master Limited Partnership engaged in the natural gas midstream business, where he served as Chief Financial Officer since 2012. Mr. Anderson previously served as Chief Financial Officer of Exterran Holdings, Inc. and Exterran Partners, L.P., a global market leader in natural gas compression and oil and gas services, from 2003 until 2012. Mr. Anderson also served as Chief Financial Officer and as Chairman and Chief Executive Officer at Azurix Corp., a global owner and operator of water and wastewater assets, during his tenure from 1999 until 2003.

Mr. Anderson spent ten years in investment banking at J.P. Morgan Chase & Co. where he specialized in mergers and acquisitions. He earned an MBA in Finance from The Wharton School of the University of Pennsylvania and graduated with honors from Texas Tech University with a BBA degree in Finance.

“Michael brings a unique and relevant set of skills to his new role as Layne’s CFO,” said Layne’s President and CEO, Michael J. Caliel. “He is a seasoned financial executive with global operating and significant transactional experience. Michael has a demonstrated proficiency in corporate development, combining organic growth initiatives across complex global businesses with a strong background in M&A and capital raising to drive expansion that is both transformative and sustainable. I look forward to Michael joining the Company as we continue to reshape Layne’s operating portfolio and concentrate our focus on our core operational competencies.”

Mr. Anderson said, “I am enthused to be joining Layne at this exciting time in its long, distinguished history. I look forward to working closely with Layne’s leadership to support the continuing growth and evolution of the Company and its business model.”

Mr. Caliel concluded, “On behalf of everyone at Layne, I want to thank Andy Atchison for his dedication and significant contributions to the Company. He played an integral role in stabilizing our financial position, and helped guide Layne through one of the most challenging periods in our history. We are fortunate that Andy has agreed to provide continuing support to the Company.”

Inducement Grant Under NASDAQ Listing Rule 5635(c)(4)

In connection with the hiring of Mr. Anderson, the Board of Directors of the Company approved an award to Mr. Anderson of a stock option to purchase 10,000 shares of the Company’s common stock and approved an award of restricted stock units (“RSUs”) on July 6, 2015, with a grant date fair value of $400,000. Both grants are contingent upon and effective as of Mr. Anderson’s start date with Layne (the “Start Date”), which is expected to be July 20, 2015. The awards will be made pursuant to the NASDAQ inducement grant exception as a component of Mr. Anderson’s employment compensation, and are being made as an inducement material to Mr. Anderson’s acceptance of employment with Layne in accordance with NASDAQ Listing Rule 5635(c)(4).

The stock option and the RSU inducement grants will be subject to both performance-based and time-based vesting conditions such that Mr. Anderson will have to be employed on the third anniversary of the award’s date of grant and certain Layne stock price goals (as described below) will have to be met for the stock options to become exercisable and for the RSUs to vest and be settled. The per share option exercise price will be equal to the closing price of Layne’s common stock on Mr. Anderson’s start date and will have a 10 year maximum term. The performance-based goals for the RSUs and Options to vest provide for vesting in 25% increments upon achievement of a Layne common stock price of $9.37, $10.40, $13 and $15. For vesting to occur, the stock price must remain at or above the specified price for at least ten consecutive trading days during the three year period commencing on the start date and Mr. Anderson must remain employed through that three-year period. The vesting of the stock option and the RSUs will accelerate and become fully vested upon a “change in control”, as defined in the Layne 2006 Equity Incentive Plan. If Mr. Anderson is terminated without “cause” by Layne or he resigns for “good reason”, prior to the third anniversary of his start date, a pro rata portion of the stock option and RSUs will vest based on Mr. Anderson’s service provided from the beginning of the three-year period through the date of his termination and, assuming all performance conditions have been met. If Mr. Anderson’s employment with Layne ends prior to the third anniversary of his start date for any other reason, he will forfeit the stock option and the RSUs. After the third anniversary of his start date, if Mr. Anderson is terminated for “cause,” any unexercised portion of the stock option will be immediately forfeited.

Layne Christensen Company

Layne is a global water management, construction and drilling company, providing responsible solutions to the world of essential natural resources — water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence, and integrity.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the ability of Mr. Anderson to successfully develop and implement new financial strategies for the Company, prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected.

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